Exhibit 10.56.1

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Deferred Stock Unit Award Agreement

Award Agreement

Dear [Non-Employee Director]:

Congratulations on your selection as a Participant in the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Deferred Stock Units (“DSUs”) which are granted to you from time to time as payment of your annual retainer and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. Each DSU will represent one Share and will be credited to a notional account maintained by the Company in your name. Each DSU entitles you to receive from the Company the Fair Market Value of one Share, each in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Board of Directors in respect of Nonemployee Director Awards.

2.	Dividend Equivalents. Until you terminate your service on the Board of Directors for any reason, you shall receive Dividend Equivalents with respect to the DSUs equal to the number of DSUs times the per Share quarterly dividend payments made to shareholders of the Company’s Class A common stock. Such Dividend Equivalents will be reinvested in additional DSUs. Any such additional DSUs will be credited to a notional account maintained by the Company in your name.

3.	No Voting Rights. You will not be entitled to vote any Shares represented by the DSUs.

4.	Payment. The DSUs granted pursuant to paragraph 1, together with additional DSUs accumulated pursuant to paragraph 2, shall be paid to you in cash beginning one (1) year after your termination of service on the Board of Directors. You may elect to receive such amount as a lump sum or in equal payments for up to ten (10) years.

5.	Change of Control. Unless the Successor Entity provides otherwise, settlement of DSUs shall not accelerate upon a Change of Control.

6.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board of Directors may adopt for administration of Nonemployee Director Awards under the Plan. It is expressly understood that the Board of Directors is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of Nonemployee Director Awards under the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

7.	Continuation of Service. This Award Agreement shall not confer upon you any right to continuation of service on the Board of Directors.

8.	Plan. A copy of the Plan will be furnished upon request.

9.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Nonemployee Director Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

10.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

11.	Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Board of Directors in respect of Nonemployee Director Awards contain all of the provisions applicable to your Award hereunder and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.